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                                                                      EXHIBIT 12

                   ING USA ANNUITY AND LIFE INSURANCE COMPANY

                 COMPUTATION OF EARNINGS TO FIXED CHARGES RATIO

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
                                                      FOR THE THREE
                                                       MONTHS ENDED
                                                         MARCH 31,                  FOR THE YEAR ENDED DECEMBER 31,
                                                                          ----------------------------------------------
        (In millions)                                  2005      2004      2004      2003      2002      2001      2000
                                                                          ------    ------    -------   ------    ------
1.     Income from continuing operations before
       income taxes...............................    $ 38.4    $ 32.0    $173.6    $ 56.5   ($ 176.3) ($  3.8)   $ 32.4
2.     Interest expense...........................      11.7       3.7      14.6      15.8       16.9     19.3      19.9
3.     Interest factor of rental expense..........       1.2       1.3       5.0       5.3        5.4      2.5       2.6
4.     Net (undistributed) distributed income from
       equity investees...........................       1.6      (0.5)     (1.8)     13.7         --       --        --
                                                      ------    ------    ------    ------    -------   ------    ------
5.     Earnings before interest credited on
       investment products........................      52.9      36.5     191.4      91.3     (154.0)    18.0      54.9
6.     Interest credited on investment products...      12.9       1.8      19.2       3.6         --       --        --
                                                      ------    ------    ------    ------    -------   ------    ------
7.     Earnings...................................    $ 65.8    $ 38.3    $210.6    $ 94.9   ($ 154.0)  $ 18.0    $ 54.9
                                                      ======    ======    ======    ======    =======   ======    ======
8.     Interest expense...........................    $ 11.7    $  3.7    $ 14.6    $ 15.8    $  16.9   $ 19.3    $ 19.9
9.     Interest factor of rental expense..........       1.2       1.3       5.0       5.3        5.4      2.5       2.6
10.    Preferred stock dividend requirements of
       majority-owned subsidiaries
       (non-intercompany).........................        --        --        --        --         --       --        --
                                                      ------    ------    ------    ------    -------   ------    ------
11.    Fixed charges before interest credited on
       investment products........................      12.9       5.0      19.6      21.1       22.3     21.8      22.5
12.    Interest credited on investment products...      12.9       1.8      19.2       3.6         --       --        --
                                                      ------    ------    ------    ------    -------   ------    ------
13.    Fixed charges..............................    $ 25.8    $  6.8    $ 38.8    $ 24.7    $  22.3   $ 21.8    $ 22.5
                                                      ======    ======    ======    ======    =======   ======    ======
14.    Ratio of earnings to fixed charges before
       interest credited on investment products
       (Line item 5/ Line item 11)................       4.1       7.3       9.8       4.3       (6.9)     0.8       2.4
15.    Ratio of earnings to fixed charges
       (Line item 7/Line item 13).................       2.5       5.7       5.4       3.8       (6.9)     0.8       2.4
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